American Petro-Hunter Announces $10 Million Credit Facility

SCOTTSDALE, AZ — June 25, 2012—American Petro-Hunter, Inc. (OTCBB: AAPH) ("American Petro-Hunter" or the "Company") is pleased to announce that the Company entered into a three-year credit facility with ASYM Energy Partners LLC and its affiliates ("ASYM"), a private investment firm focused on the energy industry. The credit facility, in the amount of $10 million, is secured by all of the Company's assets. Proceeds from the loan will be utilized to fund the development drilling of oil properties located in central Oklahoma as well as acquisitions, repayment of certain accounts payable, and working capital.

As part of the transaction, ASYM will advise the Company in the areas of operational, technical, engineering and financial matters. In addition, a total of approximately $2.7 million of liabilities were either forgiven or exchanged for common stock in the Company. This included the forgiveness of the Royalty Interest Payable, the exchange of equity for accounts payable that reduced the balance to approximately $0.3 million, and the amendment of the convertible debentures which extended the maturity date to six months after the maturity of the credit facility, and removed all liens and security interests. Also as part of the transaction, the 6% overriding royalty interest held by certain convertible debenture holders was contributed to the Company.

The Company intends to utilize the credit facility to initially fund the development drilling of the Company's North and South Oklahoma oil focused horizontal drilling program, primarily targeting the Mississippi Lime and the Woodford Shale. The credit facility will also allow the Company to participate for its full working interest participation and accelerate production as well as allow the Company to consider acquisitions of projects, production and leases.

Company President Robert McIntosh states, "We are extremely pleased to have closed this milestone funding arrangement with ASYM and are expecting outstanding upside for the development of our projects, especially with the welcome inclusion of added expertise bolstering our financial and engineering strengths. We have aggressive growth plans ahead and look forward to our new funding partner's active engagement that we expect will allow the Company to gain the necessary scale through significant production and cash flow growth. As we meet our business objectives, we should be in a position to migrate to an exchange like the NYSE AMEX or NASDAQ with the goal of providing increased liquidity to our shareholders."

About American Petro-Hunter, Inc. (OTCBB: AAPH)
The Company is an exploration and production (E&P) Company focused on the acquisition and horizontal development of the Mississippi Lime and Woodford oil formations located in Oklahoma and Kansas. The Company operates from its offices in Wichita, Kansas. Visit us at: www.americanpetrohunter.com

About ASYM Energy Partners LLC
ASYM Energy Partners LLC is a private investment firm that provides solution capital to the oil and gas exploration and production, oilfield service and equipment sectors of the North American energy industry. The Company invests in public as well as startup and later stage private companies in a variety of transaction structures, including recapitalizations, restructurings and numerous types of direct participation and project financings. ASYM specializes in partnering with mineral lease owners and operators that require development drilling capital in addition to operational, technical, engineering and financial expertise. Since its inception, ASYM has distinguished itself as a flexible and innovative source of capital and a value-added partner by actively assisting in the management of growth opportunities.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, scope and type of consulting services provided by ASYM, use of proceeds, future acquisitions, success of projects, growth and strategic plans. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
American Petro-Hunter, Inc.
Robert McIntosh
President & C.E.O.

To find out more about American Petro-Hunter, Inc. (OTCBB: AAPH), visit our website at www.americanpetrohunter.com

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